EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACTS:	FOR PRUDENTIAL BANCORP, INC. – Thomas A. Vento, President and Chief Executive Officer (215) 755-1500

FOR STILWELL VALUE PARTNERS I, L.P. – Spencer L. Schneider (212) 233-7400

PRUDENTIAL BANCORP, INC. AND STILWELL VALUE PARTNERS AGREE TO SETTLE LITIGATION

Philadelphia, Pennsylvania, November 7, 2008 – Prudential Bancorp, Inc. of Pennsylvania (the “Company”) (Nasdaq Global Market: PBIP) and Stilwell Value Partners I, L.P. (“Stilwell”), announced today that they have entered into a Settlement Agreement, settling all outstanding litigation brought by Stilwell against the Company and the Company’s mutual holding company parent, Prudential Mutual Holding Company (the “MHC”) (the Company, Prudential Savings Bank (the “Bank”) and the MHC are referred to collectively as “Prudential”) and resolving all other disputes between Stilwell and Prudential and its directors.  Pursuant to the terms of the Settlement Agreement, Prudential and Stilwell and certain related entities (the “Stilwell Group”) have provided mutual releases with respect to all claims.

Under the terms of the Agreement, the Stilwell Group has, among other things, agreed to support and vote in favor of the Company’s adoption of a stock option plan and management recognition and retention plan (collectively, the “Stock Benefit Plans”).  As of October 31, 2008, the Stilwell Group beneficially owns 1,068,600 shares or 9.7% of the Company’s issued and outstanding shares.

The Prudential boards of directors have determined that Prudential will, subject to the exercise of fiduciary duties and its evaluation of market conditions (which currently are not favorable but which are expected to improve over the next several years), undertake a reorganization from the current mutual holding company form to the stock holding company form of organization (a “Second-Step Conversion”) no later than the Company’s Annual Meeting of Shareholders for 2013.  A Second-Step Conversion is an integral part of Prudential’s long-term strategic plan.

       Prudential also has agreed to repurchase – subject to market conditions, Prudential’s capital needs and the fiduciary duties of Prudential’s boards of directors – at least 1,357,116 additional shares of the Company’s common stock by September 30, 2011 (the “Repurchase Program”).  In the event Prudential does not complete the Repurchase Program by September 30, 2011, it will either adopt a plan of conversion to effect a Second-Step Conversion or appoint a representative to Prudential’s boards of directors who is nominated by Stilwell.  Such nominee must be reasonably acceptable to Prudential as well as be a resident of Bucks, Chester, Delaware, Montgomery, or Philadelphia Counties, Pennsylvania or Camden County, New Jersey and have significant financial expertise and/or banking experience.

In connection with the Repurchase Program, in the event that the market price for the Company’s common stock reaches certain levels, Prudential has the option to purchase as much as 520,000 shares from the Stilwell Group.  The Company has also agreed to repurchase additional shares as necessary to fund the Stock Benefits Plans.  The Stilwell Group has announced that it may sell, from time to time, in open market transactions, shares of Company common stock.

The Settlement Agreement also provides that the Stilwell Group will not, among other things, propose or seek to effect a merger or sale of the Company, initiate litigation against Prudential, solicit proxies in opposition to any recommendations or proposals of the Company’s board of directors or seek to exercise any control or influence over Prudential’s management.  The parties have agreed not to make any public statement that reflects negatively on the other.

Prudential Bancorp, Inc. of Pennsylvania is the "mid-tier" holding company for Prudential Savings Bank.  Prudential Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886.  The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as six additional full-service branch offices, five in Philadelphia and one in Drexel Hill in Delaware County, Pennsylvania.  At June 30, 2008, the Company had total assets of $481.5 million, total liabilities of $411.0 million and stockholders' equity of $70.5 million.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  The Company's reports filed from time-to-time with the Securities and Exchange Commission, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations.  Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes.  Investors are encouraged to access the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.Prudentialsavingsbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

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